SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported):	June 25, 2002

ANHEUSER-BUSCH COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7823	43-1162835
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Busch Place, St. Louis, Missouri	63118
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:

314-577-2000

Item 5.      Other Events.

Effects From The Adoption Of Goodwill Accounting Standard

Effective January 1, 2002, Anheuser-Busch adopted FAS 142, “Goodwill and Other Intangible Assets,” and ceased goodwill amortization as of January 1, 2002. The Company has completed the required transitional goodwill impairment analysis for FAS 142 adoption purposes and found no impaired goodwill.

FAS 142 does not permit restatement of previously issued financial statements. The following table sets forth reported operating results for Anheuser-Busch Companies for the preceding three years, and what net income and earnings per share would have been had FAS 142 been applied in all years shown (with goodwill amortization ceasing on January 1, 1999).

In Millions, Except Per Share	2001	2000	1999

Gross Sales	$14,973.0	$14,534.2	$13,914.5
Excise Taxes	(2,061.5)	(2,034.8)	(2,019.6)

Net Sales	12,911.5	12,499.4	11,894.9
Cost of Products and Services	(7,950.4)	(7,829.9)	(7,445.6)

Gross Profit	4,961.1	4,669.5	4,449.3
Marketing, Dist. and Administrative Expenses	(2,255.9)	(2,174.8)	(2,147.0)
Gain on Sale of SeaWorld Cleveland	17.8	–	–

Operating Income	2,723.0	2,494.7	2,302.3
Interest Expense	(361.2)	(348.2)	(307.8)
Interest Capitalized	26.9	33.3	18.2
Interest Income	1.1	1.1	4.3
Other Expense, Net	(12.2)	(1.0)	(9.4)

Income Before Income Taxes	2,377.6	2,179.9	2,007.6
Provision For Income Taxes	(913.2)	(828.3)	(762.9)
Equity Income, Net of Tax	240.1	200.0	157.5

Net Income	$1,704.5	$1,551.6	$1,402.2

Reported Net Income	$1,704.5	$1,551.6	$1,402.2
Add Back: Goodwill Amortization	35.8	31.8	30.0

Net Income Excluding Goodwill Amortization	$1,740.3	$1,583.4	$1,432.2

Reported Basic Earnings Per Share	$1.91	$1.71	$1.49
Add Back: Goodwill Amortization	.05	.04	.04

Basic Earnings Per Share Excluding Goodwill
Amortization	$1.96	$1.75	$1.53

Reported Diluted Earnings Per Share	$1.89	$1.69	$1.47
Add Back: Goodwill Amortization	.04	.03	.03

Diluted Earnings Per Share Excluding Goodwill
Amortization	$1.93	$1.72	$1.50

Weighted Average Shares Outstanding:
Basic	890.1	906.1	939.0
Diluted	901.6	919.7	953.7

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANHEUSER-BUSCH COMPANIES, INC.

Date:	June 25, 2002	By:	/s/ John F. Kelly
John F. Kelly Vice President and Controller